Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PLUG POWER CLOSES $40 MILLION LOAN FACILITY WITH HERCULES CAPITAL

Another Key Step in Plug Power’s Long-Term Capital Strategy

LATHAM, NY — June 28, 2016 — Plug Power Inc. (NASDAQ: PLUG), a leader in providing energy solutions that change the way the world moves, announces it has closed on a long-term loan facility for up to $40 million with Hercules Capital. The proceeds will be used for working capital and general corporate purposes.  The facility has a three year term, is secured by a first priority all-asset lien, and has an interest rate of 10.45 percent per annum.  Canaccord Genuity and Oppenheimer & Co. Inc. acted as joint advisors on the debt financing.

Hercules Capital, based in Palo Alto, CA, is one of the largest specialty finance companies and leading provider of structured debt to a range of technology companies and industries. Since inception in 2003, Hercules has committed more than $5.9 billion to over 350 companies and is the lender of choice for firms seeking growth capital financing. A perfect fit for Plug Power’s needs, Hercules is uniquely positioned to quickly create innovative financing solutions that fit within a company’s existing capital structure and map to its business objectives.

“Hercules Capital is a great strategic partner to align with given their experience, size and ability to play an evolving role as Plug Power continues to grow,” said Andy Marsh, CEO for Plug Power. “Our primary goal for both current and future capital initiatives is to leverage the best overall financing solutions that provide liquidity and overall economics, while avoiding equity dilution of Plug Power’s shareholders.”

In addition to closing the Hercules loan facility, Plug Power has converted the short-term $25 million borrowing it closed in the first quarter with its strategic project finance partner to long-term project financing for certain deployments completed in the first half of 2016.  This initiative broadens Plug Power’s long term view with this strategic partner and sets the stage for follow on project financing support.

“Completing these second quarter financing transactions are additional key steps in our long term capital strategy”, said Paul Middleton, CFO for Plug Power.  “These measures and other near term initiatives will help drive continued growth in both sales and profitability.”

Plug Power continues to actively develop additional long-term project financing solutions that can provide an attractive structure in the short-term, and give the Company flexibility and the option for greater return on investment in the long-term. Plug Power will discuss its project financing initiatives and capital strategy in more detail during its upcoming 2016 second quarter results conference call in early August.

About Plug Power Inc.

The architects of modern hydrogen and fuel cell technology, Plug Power has revolutionized the industry with its simple GenKey solution, elements of which are designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. Plug Power’s GenKey solution couples together all the necessary elements to power, fuel and service a customer. Plug Power is the partner that customers trust to take their businesses into the future. For more information about Plug Power, visit www.plugpower.com.

Plug Power Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about growth in sales and profitability and potential long-term financing solutions. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, GenSure and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG’s public filings with the Securities and Exchange Commission (the “SEC”) including, the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2015. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Media Contacts

Teal Vivacqua

518.738.0269

media@plugpower.com